Exhibit 99.1

Pier 1 Announces Organizational Redesign; Reinvesting to Build Core Competencies

Company Provides Date for Fourth Quarter and Full Year Fiscal 2019 Financial Results and Conference Call

FORT WORTH, Texas--(BUSINESS WIRE)--March 20, 2019--Pier 1 Imports, Inc. (NYSE:PIR) today announced an organizational redesign of its corporate workforce to better align its operations with its long-term strategy and enable the Company to improve agility, reduce costs and reinvest in building core competencies.

The organizational redesign is being completed as part of a broader review of Pier 1’s operations, undertaken with the assistance of outside consultants, to enhance the Company’s processes, capabilities and cost structure. Pier 1 established the Company’s new organizational structure based on industry benchmarks for each department, with changes including the elimination of certain roles, a realignment of responsibilities for some associates, new reporting structures and the creation of new positions.

“Since stepping into the role of Interim CEO in December 2018, my primary focus has been to work with the leadership team in developing an action plan to return the Company to growth and set Pier 1 up for future success,” said Cheryl Bachelder, Pier 1’s Interim CEO and a member of its Board of Directors. “We have approached this important task with a sense of urgency, establishing a narrow set of immediate strategic priorities and leveraging opportunities to improve how we operate and deliver the style, value and selection of merchandise that our customer wants. Our new organizational structure sets the right foundation for a series of steps we plan to take in the coming months across the areas of merchandising, marketing, margins and costs. This redesign organizes our leaders and associates around critical competencies and will enable us to reorient how we invest in our company to support the business over the long term.”

The organizational redesign will result in a net reduction of approximately 20 positions, including the filling of open positions and additional new hires Pier 1 expects to complete over the course of fiscal 2020, and is expected to be approximately net neutral to earnings for the fiscal year. The redesign is not expected to impact Pier 1 stores or store associates.

Management will discuss the organizational redesign and outline key priorities and its action plan during the upcoming fourth quarter and full year fiscal 2019 financial results conference call.

Fourth Quarter and Full Year Fiscal 2019 Financial Results and Conference Call

The Company will report financial results for the fourth quarter and full fiscal year ended March 2, 2019 after market close on Wednesday, April 17, 2019, and will hold a conference call to discuss the results at 4:00 p.m. Central Time/5:00 p.m. Eastern Time that afternoon. A live audio webcast will be accessible at the Company’s website at https://investors.pier1.com. The call can be accessed domestically at (866) 378-2926 and internationally at (409) 350-3152, conference ID 3193662.

Financial Disclosure Advisory

Except for historical information contained herein, the statements in this press release or otherwise made by our management in connection with the subject matter of this press release are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and involve risks and uncertainties and are subject to change based on various important factors. This press release includes forward-looking statements that are based on management’s current estimates or expectations of future events or future results. These statements are not historical in nature and can generally be identified by such words as “believe,” “expect,” “estimate,” “anticipate,” “plan,” “may,” “will,” “intend” and similar expressions. Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. These risks and uncertainties include, but are not limited to: the impact of the organizational redesign of the Company’s corporate workforce; the impact of initiatives implemented in connection with the Company’s multi-year “New Day” strategic plan, particularly with respect to changes in the initiatives supporting the New Day plan and actions intended to return the Company to profitable growth; the impact of initiatives connected with the appointment of the Company's interim chief executive officer; the results of the evaluation of strategic alternatives and the terms, value and timing of any transaction resulting from that process, or the failure of any such transaction to occur; the effectiveness of the Company’s marketing campaigns, merchandising and promotional strategies and customer databases; consumer spending patterns; inventory levels and values; the Company's ability to increase cash flows to support its operating activities; the effectiveness of the Company's relationships with, and operations of, its key suppliers; the Company’s ability to implement planned cost control measures and reductions in capital expenditures; risks related to U.S. import policy, particularly with regard to the impact of tariffs on goods imported from China and strategies undertaken to mitigate such impact; changes in foreign currency values relative to the U.S. dollar; the Company's ability to identify a successor chief executive officer and retain its senior management team; and the Company's ability to comply with the continued listing requirements of the NYSE, and risks arising from the potential suspension of trading of the Company's common stock on that exchange. These and other factors that could cause results to differ materially from those described in the forward-looking statements contained in this press release can be found in the Company’s Annual Report on Form 10-K, its Quarterly Report on Form 10-Q for the period ended December 1, 2018 and in other filings with the SEC. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. Undue reliance should not be placed on forward-looking statements, which are only current as of the date they are made. The Company assumes no obligation to update or revise its forward-looking statements, except as may be required by applicable law.

About Pier 1

Founded with a single store in 1962, Pier 1 is a leading omni-channel retailer of unique home décor and accessories. The company’s products are available through more than 970 Pier 1 stores in the U.S. and Canada and online at pier1.com. For more information or to find the nearest store, please visit pier1.com.

CONTACT:
Christine Greany
The Blueshirt Group
(858) 523-1732
christine@blueshirtgroup.com